                                                      Filed Pursuant to Rule 433
                                          Registration Statement No.: 333-134553

                                  $

                         LEHMAN BROTHERS HOLDINGS INC.
                             OUTPERFORMANCE NOTES
                             DUE NOVEMBER   , 2007

             Linked to the performance of the S&P 100(R) Index (OEX)
                       relative to the performance of the
                           Russell 2000(R) Index (RTY)

                                  THE OFFERING

Outperformance Notes are 13 month notes with payment linked to the performance of the S&P 100 Index relative to the performance of the Russell 2000 Index. The notes are senior unsecured debt securities of Lehman Brothers Holdings Inc. The
S&P 100 Index, a subset of the S&P 500 Index, is comprised of 100 leading U.S.
stocks with exchange-listed options. The stocks in the S&P 100 Index are generally among the largest and most established companies in the S&P 500
Index. The Russell 2000 Index is a capitalization-weighted index of 2000 stocks designed to measure performance of the small capitalization segment of the U.S.
equity market. The Russell 2000 Index consists of the smallest 2000 companies included in the Russell 3000 Index, which is composed of the 3,000 largest U.S.
companies as determined by market capitalization and currently represents 98%
of the U.S. equity market.

                             INVESTMENT HIGHLIGHTS

 o LIMITED UPSIDE POTENTIAL-You will realize a return on the Outperformance
   Notes if the S&P 100 Index outperforms the Russell 2000 Index. Your return on the Outperformance Notes will be limited to a fixed percentage of the principal amount, which Lehman Brothers Holdings currently expects will range from 13% to 15%.

 o NO DOWNSIDE PROTECTION-If the Russell 2000 Index outperforms the S&P 100
   Index by more than 1.3%, you will lose at least a portion of your investment.

 o EARLY REDEMPTION-If the Russell 2000 Index outperforms the S&P 100 Index by more than 71.3%, the Outperformance Notes will be early redeemed at the redemption price described in the attached prospectus supplement.

 o DIVERSIFICATION-The Outperformance Notes are based on the performance of an index of 100 stocks relative to the performance of an index of 2000 stocks, rather than on the performance of a single stock, and therefore provide an investor with greater diversification that what investors are generally able to achieve by purchasing individual securities.

                             SPECIAL CONSIDERATIONS

The Outperformance Notes involve a high degree of risk that you will lose a portion of your investment. Consult the attached prospectus supplement for a detailed description of the risks associated with an investment in the
Outperformance Notes. The price an investor receives for the Outperformance
Notes upon sale prior to maturity may be more or less than the original cost, depending on the level and volatility of the S&P 100 Index and the Russell 2000
Index, interest rates, dividend rates (the return on the Outperformance Notes will not reflect dividends paid on any securities underlying the S&P 100 Index or the Russell 2000 Index), time remaining to maturity and other factors described in the attached prospectus supplement.

THIS BROCHURE MUST BE ATTACHED TO THE PROSPECTUS SUPPLEMENT AND THE
ACCOMPANYING PROSPECTUS THAT TOGETHER PROVIDE A DESCRIPTION OF THE
OUTPERFORMANCE NOTES, INCLUDING DETAILS OF THE RISKS ASSOCIATED WITH AN
INVESTMENT IN THE OUTPERFORMANCE NOTES.

                                     TERMS

NOTES:                  Senior unsecured debt securities of Lehman Brothers
                        Holdings Inc.

PUBLIC OFFERING PRICE:  $1,000 per note

DENOMINATIONS:          $1,000 and whole multiples of $1,000

MINIMUM INITIAL
 INVESTMENT:            $10,000

INTEREST:               None

PARTICIPATION RATE:     A fixed percentage which Lehman Brothers Holdings
                        currently expects to be 200%.

ISSUER RATING:          Long-term senior debt rated A+ by Standard & Poor's and
                        A1 by Moody's Investors Service

MATURITY:               November   , 2007 (Expected)

LISTING:                None

PAYMENT AT MATURITY:    An amount, per $1,000 note, equal to:

                         o  If the final relative performance is positive or
                            zero, the lesser of:

                            (a) A fixed amount that Lehman Brothers Holdings
                                currently expects will range from $1,130 to
                                $1,150; and

                            (b) $1,000 + ($1,000 x final relative performance x
                                participation rate).

                         o  If the final relative performance is negative:

                            $1,000 + ($1,000 x final relative performance)

                        The relative performance on any scheduled trading day
                        will equal:

                        closing index level      closing index level
                         of S&P 100 Index       of Russell 2000 Index
                         ----------------    -   ---------------------   +  1.3%
                        initial index level      initial index level
                         of S&P 100 Index       of Russell 2000 Index

                        The initial index levels of the S&P 100 Index and the
                        Russell 2000 Index will be the respective closing levels
                        of such indices on the date of the attached prospectus
                        supplement. The closing index levels of the S&P 100
                        Index and the Russell 2000 Index on any scheduled
                        trading day will be the respective closing levels of
                        such indices on such scheduled trading day. The final
                        relative performance will be the relative performance on
                        the valuation date, which will be the third business day
                        before the stated maturity date.

EARLY REDEMPTION:       Lehman Brothers Holdings will redeem early all of the
                        notes if, on any scheduled trading day prior to the
                        valuation date, the relative performance is less than
                        -70% (for example, -71%).

PAYMENT UPON EARLY
 REDEMPTION:            An amount, per $1,000 note, equal to: present value of
                        $1,000 + (1,000 x redemption relative performance)

OFFERING DATE:          October   , 2006 (Expected)

                               UNDERLYING INDICES

The S&P 100 Index, a subset of the S&P 500 Index, is comprised of 100 leading
U.S. stocks with exchange-listed options. The stocks in the S&P 100 Index are generally among the largest and most established companies in the S&P 500
Index. The Russell 2000 Index is a capitalization-weighted index of 2000 stocks designed to measure performance of the small capitalization segment of the U.S.
equity market through changes in the aggregate market value of stocks of 2000 companies domiciled in the United States and its territories. The Russell 2000
Index consists of the smallest 2000 companies included in the Russell 3000
Index, which is composed of the 3,000 largest U.S. companies as determined by market capitalization and currently represents 98% of the U.S. equity market.

                                 LEHMAN BROTHERS

"Standard & Poor's," "S&P," "S&P 100," "Standard & Poor's 100" and "100" are
trademarks of McGraw-Hill, Inc. and have been licensed for use by Lehman
Brothers Holdings Inc. "Russell 2000 Index" is a trademark of the Frank Russell
Company and has been licensed for use by Lehman Brothers Holdings Inc. The notes, linked to the performance of the S&P 100 Index relative to the performance of the Russell 2000 Index, are not sponsored, endorsed, sold or promoted by Standard & Poor's or the Frank Russell Company and neither Standard
& Poor's nor the Frank Russell Company makes any representation regarding the advisability of investing in the notes.